Exhibit 4(x)

FORM OF TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT
HAWAIIAN ELECTRIC INDUSTRIES
DATED AS OF __________

CROSS-REFERENCE TABLE1

Section of	Section of
Trust Indenture Act	Guarantee
of 1939, as amended	Agreement
310(a)	4.1(a)
310(b)	4.1(c), 2.8
310(c)	Inapplicable
311(a)	2.2(b)
311(b)	2.2(b)
311(c)	Inapplicable
312(a)	2.2(a)
312(b)	2.2(b)
313	2.3
314(a)	2.4
314(b)	Inapplicable
314(c)	2.5
314(d)	Inapplicable
314(e)	1.1, 2.5, 3.2
314(f)	2.1, 3.2
315(a)	3.1(d)
315(b)	2.7
315(c)	3.1
315(d)	3.1(d)
316(a)	1.1, 2.6, 5.4
316(b)	5.3
316(c)	9.2
317(a)	Inapplicable
317(b)	Inapplicable
318(a)	2.1(b)
318(b)	2.1
318(c)	2.1(a)

[1]	This Cross-Reference Table does not constitute part of this Trust Preferred Securities Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT
     This TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT (this “Trust Guarantee”), dated as of                     , is executed and delivered by Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Guarantor” or the “Company”), and U.S. Bank National Association, a national banking corporation, as trustee (the “Trust Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Trust Preferred Securities (as defined herein) of Hawaiian Electric Industries Capital Trust                     , a Delaware statutory trust (the “Trust”).
     WHEREAS, pursuant to an Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of                     , among the trustees of the Trust named therein, Hawaiian Electric Industries, Inc., as Sponsor and Depositor, and the holders from time to time of undivided beneficial interests in the assets of the Trust, the Trust is issuing on the date hereof                      Trust Originated Preferred Securities, having an aggregate liquidation amount of $                    , designated the ___% Trust Originated Preferred Securities (the “Trust Preferred Securities”);
     WHEREAS, as incentive for the Holders to purchase the Trust Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Trust Guarantee, to pay to the Holders of the Trust Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein and;
     WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the “Trust Common Securities Guarantee”) in substantially identical terms to this Trust Guarantee for the benefit of the holder of the Trust Common Securities (as defined herein), except that if the Company is in default on any of its obligations under this Trust Guarantee or an Investment Event of Default (as defined herein) has occurred and is continuing and the Company is in default on any of its obligations with respect thereto under an applicable Investment Guarantee, the rights of the holder of the Trust Common Securities to receive Guarantee Payments under the Trust Common Securities Guarantee are subordinated to the rights of Holders of Trust Preferred Securities to receive Guarantee Payments under this Trust Guarantee.
     NOW, THEREFORE, in consideration of the purchase by each Holder of Trust Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor both directly and indirectly, the Guarantor executes and delivers this Trust Guarantee for the benefit of the Holders.
ARTICLE I
DEFINITIONS AND INTERPRETATION
SECTION 1.1 Definitions and Interpretation
     In this Trust Guarantee, unless the context otherwise requires:
     (a) capitalized terms used in this Trust Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;
     (b) capitalized terms used in this Trust Guarantee but not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement;
     (c) a term defined anywhere in this Trust Guarantee has the same meaning throughout;
     (d) all references to “this Trust Guarantee” are to this Trust Guarantee as modified, supplemented or amended from time to time;
     (e) all references in this Trust Guarantee to Articles and Sections are to Articles and Sections of this Trust Guarantee, unless otherwise specified;

     (f) a term defined in the Trust Indenture Act has the same meaning when used in this Trust Guarantee, unless otherwise defined in this Trust Guarantee or unless the context otherwise requires; and
     (g) a reference to the singular includes the plural and vice versa.
     “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Business Day” means any day other than a day on which banking institutions in the City of New York, State of New York are authorized or required by any applicable law to close.
     “Comparable Equity Interest” shall mean any preferred security hereafter issued by any finance subsidiary of which the Company is the parent company and the principal purpose of which is to lend the proceeds of the sale thereof to the Company or to eligible affiliates of the Company.
     “Corporate Trust Office” means the trust office of the Trust Guarantee Trustee at which, at any particular time, this Trust Guarantee shall be administered, which office at the date hereof is located in the Borough of Manhattan, in the City and State of New York.
     “Covered Person” means any Holder or beneficial owner of Trust Preferred Securities.
     “Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Trust Guarantee.

     “Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust Preferred Securities, to the extent not paid or made by the Trust: (i) any accumulated and unpaid Distributions (as defined in the Trust Agreement) that are required to be paid on such Trust Preferred Securities to the extent the Trust shall have funds available therefor, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the “Redemption Price”) to the extent the Trust has funds available therefor, with respect to any Trust Preferred Securities called for redemption by the Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of junior subordinated debt securities of the Company to the Holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid Distributions on the Trust Preferred Securities to the date of payment and (b) the amount of assets of the Trust remaining available, after satisfaction of all obligations of the Trust, for distribution to Holders in liquidation of the Trust (in either case, the “Liquidation Distribution”).
     “Holder” shall mean any and each holder, as registered on the books and records of the Trust, of any Trust Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Trust Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor or any Affiliate of the Guarantor.
     “Indemnified Person” means the Trust Guarantee Trustee, any Affiliate of the Trust Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Trust Guarantee Trustee.
     “Investment Affiliate” means the Company or any corporation, partnership, limited liability company or other entity that is controlled by the Company and is not an investment company by reason of Section 3(a) or 3(b) of the 1940 Act.
     “Investment Event of Default” means an event of default under any Affiliate Investment Instrument that is a debt instrument or the breach by an Investment Affiliate of its obligations under any Affiliate Investment Instrument that is an equity instrument.
     “Majority in liquidation amount of the Trust Preferred Securities” means, except as provided by the Trust Indenture Act, a vote by Holders of Trust Preferred Securities, voting separately as a class, of more than 50% of the aggregate liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accumulated and unpaid Distributions to the date on which the voting percentages are determined) of all Trust Preferred Securities then outstanding.
     “Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer of such Person. Any Officer’s Certificate delivered with respect to compliance with a condition or covenant provided for in this Trust Guarantee shall include:
     (a) a statement that the officer signing the Officer’s Certificate has read the covenant or condition and the definition relating thereto;
     (b) a brief statement of the nature and scope of the examination or investigation undertaken by the officer in rendering the Officer’s Certificate;
     (c) a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.

     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.
     “Responsible Officer” means, with respect to the Trust Guarantee Trustee, any officer within the Corporate Trust Office of the Trust Guarantee Trustee, including any vice president, any assistant vice president, any assistant secretary, any assistant treasurer or other officer of the Trust Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.
     “Successor Trust Guarantee Trustee” means a successor Trust Guarantee Trustee possessing the qualifications to act as Trust Guarantee Trustee under Section 4.1.
     “Trust Common Securities” means the securities representing common undivided beneficial interests in the assets of the Trust.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
     “Trust Guarantee Trustee” means U.S. Bank National Association, a national banking corporation, until a Successor Trust Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Trust Guarantee and thereafter means each such Successor Trust Guarantee Trustee.
     “Trust Securities” means the Trust Common Securities together with the Trust Preferred Securities.

ARTICLE II
TRUST INDENTURE ACT
SECTION 2.1 Trust Indenture Act; Application
     (a) This Trust Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Trust Guarantee and shall, to the extent applicable, be governed by such provisions.
     (b) If and to the extent that any provision of this Trust Guarantee limits, qualifies or conflicts with the duties imposed by Section 310 to 317, inclusive, of the Trust Indenture Act, the duties imposed by the Trust Indenture Act shall control.
SECTION 2.2 Lists of Holders of Securities
     (a) The Trust Guarantee Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of Trust Preferred Securities. If the Trust Guarantee Trustee is not the Registrar, the Guarantor shall furnish (or cause to be furnished) to the Trust Guarantee Trustee semi-annually on or before the last day of June and December in each year, and at such other times as the Trust Guarantee Trustee may request in writing, a list, in such form and as of such date as the Trust Guarantee Trustee may reasonably require, containing all the information in the possession or control of the Registrar, the Guarantor or any of its Paying Agents other than the Trust Guarantee Trustee as to the names and addresses of Holders of Trust Preferred Securities. If there are unregistered securities outstanding, even if the Trust Guarantee Trustee is the Registrar, the Company shall furnish to the Trust Guarantee Trustee such a list containing such information with respect to Holders of such unregistered securities only.
     (b) The Trust Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3 Reports by the Trust Guarantee Trustee
     Within 60 days after May 15 of each year, the Trust Guarantee Trustee shall provide to the Holders of the Trust Preferred Securities such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act.
     The Trust Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.
SECTION 2.4 Periodic Reports to the Trust Guarantee Trustee
     The Guarantor shall provide to the Trust Guarantee Trustee such documents, reports and information as required by Section 314 (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of such reports, information and documents to the Trust Guarantee Trustee is for informational purposes only and the Trust Guarantee Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein.
SECTION 2.5 Evidence of Compliance with Conditions Precedent
     The Guarantor shall provide to the Trust Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Trust Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officer’s Certificate.
SECTION 2.6 Events of Default; Waiver
     The Holders of a Majority in liquidation amount of Trust Preferred Securities may, by vote, on behalf of the Holders of all of the Trust Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of

Default arising therefrom shall be deemed to have been cured, for every purpose of this Trust Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.
SECTION 2.7 Event of Default; Notice
     (a) The Trust Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Trust Preferred Securities, notices of all Events of Default actually known to a Responsible Officer of the Trust Guarantee Trustee who is charged with the administration of this Trust Guarantee, unless such defaults have been cured before the giving of such notice; provided, however, that the Trust Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trust Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Trust Preferred Securities.
     (b) The Trust Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Trust Guarantee Trustee shall have received written notice, or of which a Responsible Officer of the Trust Guarantee Trustee charged with the administration of the Trust Agreement shall have obtained actual knowledge.
SECTION 2.8 Conflicting Interests
     The Trust Agreement shall be deemed to be specifically described in this Trust Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.
ARTICLE III
POWERS, DUTIES AND RIGHTS OF
THE TRUST GUARANTEE TRUSTEE
SECTION 3.1 Powers and Duties of the Trust Guarantee Trustee
     (a) This Trust Guarantee shall be held by the Trust

Guarantee Trustee for the benefit of the Holders of the Trust Preferred Securities, and the Trust Guarantee Trustee shall not transfer this Trust Guarantee to any Person except a Holder of Trust Preferred Securities exercising its rights pursuant to Section 5.4(b) or to a Successor Trust Guarantee Trustee on acceptance by such Successor Trust Guarantee Trustee of its appointment to act as Successor Trust Guarantee Trustee. The right, title and interest of the Trust Guarantee Trustee shall automatically vest in any Successor Trust Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Trust Guarantee Trustee.
     (b) If an Event of Default actually known to a Responsible Officer of the Trust Guarantee Trustee (who is charged with the administration of this Trust Guarantee) has occurred and is continuing, the Trust Guarantee Trustee shall enforce this Trust Guarantee for the benefit of the Holders of the Trust Preferred Securities.
     (c) The Trust Guarantee Trustee, during the period before the occurrence of any Event of Default and during the period after the curing or waiver of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Trust Guarantee, and no implied covenants shall be read into this Trust Guarantee against the Trust Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to a Responsible Officer of the Trust Guarantee Trustee that is charged with the administration of this Trust Guarantee, the Trust Guarantee Trustee shall exercise such of the rights and powers vested in it by this Trust Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
     (d) No provision of this Trust Guarantee shall be construed to relieve the Trust Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) During the period prior to the occurrence of

any Event of Default and during the period after the curing or waiving of any Events of Default that may occur:
     (A) the duties and obligations of the Trust Guarantee Trustee shall be determined solely by the express provisions of this Trust Guarantee, and the Trust Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Trust Securities Guarantee, and no implied covenants or obligations shall be read into this Trust Securities Guarantee against the Trust Guarantee Trustee; and
     (B) in the absence of bad faith on the part of the Trust Guarantee Trustee, the Trust Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trust Guarantee Trustee and conforming to the requirements of this Trust Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trust Guarantee Trustee, the Trust Guarantee Trustee shall be under a duty to examine the same to determine whether or not they substantially conform to the requirements of this Trust Guarantee;
     (ii) The Trust Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trust Guarantee Trustee, unless it shall be proved that the Trust Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;
     (iii) The Trust Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of Trust Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee, or exercising any trust or power conferred upon the Trust Guarantee Trustee under this Trust Guarantee; and
     (iv) No provision of this Trust Guarantee shall require the Trust Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Trust Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Trust Guarantee or indemnity, reasonably satisfactory to the Trust Guarantee Trustee, against such risk or liability is not reasonably assured to it.
SECTION 3.2 Certain Rights of the Trust Guarantee Trustee
     (a) Subject to the provisions of Section 3.1:
     (i) The Trust Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.
     (ii) Any direction or act of the Guarantor contemplated by this Trust Guarantee shall be sufficiently evidenced by an Officer’s Certificate.
     (iii) Whenever, in the administration of this Trust Guarantee, the Trust Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Trust Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officer’s Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

     (iv) The Trust Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).
     (v) The Trust Guarantee Trustee may, at the expense of the Guarantor, consult with counsel of its selection with respect to this Trust Guarantee, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Trust Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Trust Guarantee from any court of competent jurisdiction.
     (vi) The Trust Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Trust Guarantee Trustee such security and indemnity, reasonably satisfactory to the Trust Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Trust Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Trust Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall be taken to relieve the Trust Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Trust Guarantee.
     (vii) The Trust Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trust Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.
     (viii) The Trust Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Trust Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
     (ix) Any action taken by the Trust Guarantee Trustee or its agents hereunder shall bind the Holders of the Trust Preferred Securities, and the signature of the Trust Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Trust Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Trust Guarantee, both of which shall be conclusively evidenced by the Trust Guarantee Trustee or its agent taking such action.
     (x) Whenever in the administration of this Trust Guarantee the Trust Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Trust Guarantee Trustee (i) may request instructions from the Holders of a Majority in liquidation amount of the Trust Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.
     (xi) The Trust Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Trust Guarantee.
     (b) No provision of this Trust Guarantee shall be deemed to impose any duty or obligation on the Trust Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trust Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Trust Guarantee Trustee shall be construed to be a duty.
SECTION 3.3 Not Responsible for Recitals or Issuance of the Trust Guarantee
     The recitals contained in this Trust Guarantee shall be taken as the statements of the Guarantor, and the Trust Guarantee Trustee does not assume any responsibility for their correctness. The Trust Guarantee Trustee makes no representation as to the validity or sufficiency of this Trust Guarantee.
ARTICLE IV
THE TRUST GUARANTEE TRUSTEE
SECTION 4.1 The Trust Guarantee Trustee; Eligibility
     (a) There shall at all times be a Trust Guarantee Trustee which shall:
     (i) not be an Affiliate of the Guarantor; and
     (ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least

50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
     (b) If at any time the Trust Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Trust Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).
     (c) If the Trust Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Trust Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.
SECTION 4.2 Appointment, Removal and Resignation of the Trust Guarantee Trustee
     (a) Subject to Section 4.2(b), the Trust Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor except during any period in which an Event of Default has occurred and is continuing.
     (b) The Trust Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Trust Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Trust Guarantee Trustee and delivered to the Guarantor.
     (c) The Trust Guarantee Trustee appointed to office shall hold office until a Successor Trust Guarantee Trustee shall have been appointed or until its removal or resignation. The Trust Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Trust Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Trust Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Trust Guarantee Trustee and delivered to the Guarantor and the resigning Trust Guarantee Trustee.
     (d) If no Successor Trust Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery of an instrument of removal or resignation, the Trust Guarantee Trustee resigning or being removed may petition any court of competent jurisdiction for appointment of a Successor Trust Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Trust Guarantee Trustee.
     (e) No Trust Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Trust Guarantee Trustee.
     (f) Upon termination of this Trust Guarantee or removal or resignation of the Trust Guarantee Trustee pursuant to this Section 4.2, and before the appointment of any Successor Trust Guarantee Trustee the Guarantor shall pay to the Trust Guarantee Trustee all amounts to which it is entitled to the date of such termination, removal or resignation.

SECTION 4.3	Successor to the Trust Guarantee Trustee by Merger, Consolidation or Succession to Business.
     Any corporation into which the Trust Guarantee Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trust Guarantee Trustee shall be the successor of the Trust Guarantee Trustee hereunder, provided such corporation shall be qualified and eligible under the provisions of Section 4.1(a), without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

ARTICLE V
THE TRUST GUARANTEE
SECTION 5.1 Guarantee
     The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Trust), if, as and when due, regardless of any defense, right of setoff or counterclaim that the Trust may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.
SECTION 5.2 Waiver of Notice and Demand
     The Guarantor hereby waives notice of acceptance of this Trust Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.
SECTION 5.3 Obligations Not Affected
     The obligations, covenants, agreements and duties of the Guarantor under this Trust Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
     (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Trust Preferred Securities to be performed or observed by the Trust;
     (b) the extension of time for the payment by the Trust

of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Preferred Securities;
     (c) any failure, omission, delay or lack of diligence on the part of the Holders or the Trust Guarantee Trustee to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders or the Trust Guarantee Trustee pursuant to the terms of the Trust Preferred Securities or this Trust Guarantee, or any action on the part of the Trust granting indulgence or extension of any kind;
     (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;
     (e) any invalidity of, or defect or deficiency in, the Trust Preferred Securities;
     (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or
     (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.
     There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.
SECTION 5.4 Rights of Holders
     (a) The Holders of a Majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the Trust Guarantee Trustee in respect of this Trust Guarantee or exercising any trust or power conferred upon the Trust Guarantee Trustee under this Trust Guarantee.
     (b) If the Trust Guarantee Trustee fails to enforce its rights under the Trust Guarantee after a Holder of Trust Preferred Securities has made a written request, such Holder of Trust Preferred Securities may institute a legal proceeding directly against the Guarantor to enforce the Trust Guarantee Trustee’s rights under this Trust Guarantee, without first instituting a legal proceeding against the Trust, the Trust Guarantee Trustee or any other Person or entity. Notwithstanding the foregoing, if the Guarantor has failed to make a Guarantee Payment, a Holder of Trust Preferred Securities may directly institute a proceeding in such Holder’s own name against the Guarantor for enforcement of the Trust Guarantee for such payment. The Guarantor waives any right or remedy to require that any action be brought first against the Trust, the Trust Guarantee Trustee or any other Person or entity before proceeding directly against the Guarantor.
SECTION 5.5 Guarantee of Payment
     This Trust Guarantee constitutes a guarantee of payment and not of collection.
SECTION 5.6 Subrogation
     The Guarantor shall be subrogated to all (if any) rights of the Holders of Trust Preferred Securities against the Trust in respect of any amounts paid to such Holders by the Guarantor under this Trust Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Trust Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Trust Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.
SECTION 5.7 Independent Obligations
     The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Trust Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Trust Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.
ARTICLE VI
LIMITATION OF TRANSACTIONS; SUBORDINATION
SECTION 6.1 Limitation of Transactions
     So long as any Trust Preferred Securities remain outstanding, if (a) for any distribution period, full distributions on a cumulative basis on any Trust Preferred Securities have not been paid or declared and set apart for payment, (b) an Investment Event of Default by any Investment Affiliate in respect of any Affiliate Investment Instrument has occurred and is continuing and the Company is in default of its obligations with respect thereto under an applicable Investment Guarantee, or (c) the Company is in default of its obligations under this Trust Guarantee or the Trust Common Securities Guarantee, then during such period (i) the Company shall not declare or pay any dividends on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock (except for dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock and exchanges or conversions of common stock of one class for common stock of another class and other than (x) purchases or acquisitions of shares of its Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit, dividend reinvestment, stock purchase or other stock plans or any other contractual obligation of the Company (other than a contractual obligation ranking pari passu with or junior to an Affiliate Investment Instrument), (y) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock or (z) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), (ii) the Company shall not make any payment or cause any payment to be made that would result in, and shall take such action as shall be necessary to prevent, the payment of any dividends on, any distribution with respect to, any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any Comparable Equity Interest, and (iii) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to this Trust Guarantee or any other guarantee by the Company with respect to any Comparable Equity Interest).
SECTION 6.2 Ranking
     This Trust Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other existing liabilities of the Guarantor, including, without limitation, the fees, charges, expenses and indemnities due to the Property Trustee or the Delaware Trustee in respect of the Trust Agreement, and to the Trust Guarantee Trustee in respect of this Trust Guarantee, (ii) pari passu with (A) the most senior preferred or preference stock now or hereafter issued by the Guarantor, (B) each Investment Guarantee related to an Affiliate Investment Instrument, (C) the Trust Common Securities Guarantee, (D) any guarantee hereafter entered into by the Guarantor in respect of any preferred security (similar to the Trust Preferred Securities) of any Affiliate of the Guarantor, and (E) any other obligation of the Guarantor expressly stated to rank pari passu with this Trust Guarantee or any of the foregoing, and (iii) senior to the Guarantor’s common stock; provided, however, that under the circumstances set forth in

Section 2.3 of the Trust Common Securities Guarantee, the rights of the holder of the Trust Common Securities shall be subordinated to the rights of the Holders. Any similar guarantee given hereafter by the Guarantor with respect to securities similar to Trust Preferred Securities that is silent as to seniority will rank pari passu with this Trust Preferred Securities Agreement.
ARTICLE VII
TERMINATION
SECTION 7.1 Termination
     This Trust Guarantee shall terminate upon (i) full payment of the Redemption Price of all Trust Preferred Securities, (ii) distribution of junior subordinated debt securities of the Company held by the Trust to the Holders of the Trust Preferred Securities or (iii) full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust. Notwithstanding the foregoing, this Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or under this Trust Guarantee.
ARTICLE VIII
EXCULPATION AND INDEMNIFICATION
SECTION 8.1 Exculpation
     (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Trust Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Trust Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s gross negligence or willful misconduct with respect to such acts or omissions.
     (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Trust Preferred Securities might properly be paid.
SECTION 8.2 Indemnification
     The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense, including taxes (other than taxes based on the income of such Indemnified Person) incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Trust Guarantee or the earlier resignation or removal of the Trust Guarantee Trustee.
ARTICLE IX
MISCELLANEOUS
SECTION 9.1 Successors and Assigns
     All guarantees and agreements contained in this Trust

Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Trust Preferred Securities then outstanding.
SECTION 9.2 Amendments and Assignment
     Except with respect to any changes that do not materially adversely affect the rights of Holders (in which case no consent of Holders will be required), this Trust Guarantee may only be amended with the prior approval of the Holders of at least a Majority in liquidation amount of the Trust Preferred Securities. The provisions of Section 13.2 of the Trust Agreement with respect to meetings of Holders of the Trust Preferred Securities apply to the giving of such approval.
     Except in connection with any merger or consolidation of the Guarantor with or into another entity or any sale, transfer or lease of the Guarantor’s assets to another entity, each as permitted by the Junior Indenture, the Guarantor may not assign its rights or delegate its obligations under this Trust Guarantee without the prior approval of the Holders of at least a Majority in liquidation amount of the Trust Preferred Securities.
SECTION 9.3 Merger of the Guarantor
     The Guarantor covenants that it will not merge or consolidate with any other corporation or other entity or sell or convey all or substantially all of its assets to any Person (other than such a sale or conveyance to a Subsidiary or any successor thereto (such a sale or conveyance being called an “Asset Drop-Down”)), unless (i) either the Guarantor shall be the continuing corporation or the successor corporation (or other entity or the Person which acquires by sale or conveyance substantially all the assets of the Guarantor), shall expressly assume the obligations of the Guarantor hereunder, according to their tenor, and the due and punctual performance and observance of all of the covenants hereof to be performed or observed by the Guarantor, by instrument in form satisfactory to the Trust Guarantee Trustee, executed and delivered to the Trust Guarantee Trustee by such corporation or other entity, and (ii) the Guarantor or such successor corporation or other entity, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition. In the event of any Asset Drop-Down after the date hereof, any subsequent sale or conveyance of assets by a Subsidiary to which assets were transferred in such Asset Drop-Down will be deemed to be a sale or conveyance of assets by the Guarantor for purposes of this provision.
SECTION 9.4 Notices
     All notices provided for in this Trust Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:
     (a) If given to the Trust Guarantee Trustee, at the Trust Guarantee Trustee’s mailing address set forth below (or to such other address as the Trust Guarantee Trustee shall give Notice to Guarantor in writing):
U.S. Bank National Association
100 Wall Street, Suite 1600
New York, New York 10005
Attention: Wendy Kumar
Telecopy: (212) 509-3384
     (b) If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Trust Preferred Securities):
Hawaiian Electric Industries, Inc.
900 Richards Street
Honolulu, Hawaii 96813
Attention: Treasurer
Telecopy: (808) 543-7966
     (c) If given to any Holder of Trust Preferred Securities, at the address set forth on the books and records of the Trust.

     All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail with postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.
SECTION 9.5 Benefit
     This Trust Guarantee is solely for the benefit of the Holders of the Trust Preferred Securities and, subject to Section 3.1(a), is not separately transferable from the Trust Preferred Securities.
SECTION 9.6 Governing Law
     THIS TRUST GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

     THIS TRUST GUARANTEE is executed as of the day and year first above written.

HAWAIIAN ELECTRIC INDUSTRIES, INC. Guarantor
By:
Name:
Title:

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trust Guarantee Trustee
By:
Name:
Title:

[Signature Page to Trust Preferred Securities Guarantee Agreement]